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                                                                      EXHIBIT 99


                                  CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                         (405)848-8000, EXT. 232

FOR IMMEDIATE RELEASE                             TOM PRICE, JR.,VICE PRESIDENT-
NOVEMBER 4, 1997                                           CORPORATE DEVELOPMENT
                                                         (405)848-8000, EXT. 257


              CHESAPEAKE ENERGY CORPORATION TO RECEIVE $108 MILLION
                      FROM BAYARD DRILLING TECHNOLOGIES IPO

OKLAHOMA CITY, OKLAHOMA, NOVEMBER 4, 1997 -- Chesapeake Energy Corporation (NYSE:CHK) today announced that it expects to receive proceeds of approximately $108 million, resulting in an after tax profit of $74 million, or $1.01 per share, upon completion of the IPO of Bayard Drilling Technologies, Inc. and assuming the exercise of the underwriters' over-allotment option. The IPO was priced yesterday after the market close at $23.00 per share. After underwriting fees, Chesapeake will receive approximately $21.40 for selling each of its 4,194,000 Bayard shares. In addition, Chesapeake will receive $18 million in repayment of a loan that Bayard used to acquire drilling rigs earlier this year.

                               MANAGEMENT COMMENT

Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer stated, "Chesapeake and Bayard have enjoyed a mutually beneficial relationship for five years. During these years, as Bayard's largest customer and before the IPO as the company's largest stockholder, we have been proud to help Bayard grow from seven rigs two years ago to today's 54 rig fleet. We are now equally proud to hand off our investment in Bayard to the public, having reaped a $74 million gain on a $34 million investment in less than a year. We will now reinvest our Bayard profits into our primary business of increasing reserves and production."

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Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City which specializes in utilizing advanced seismic, drilling and completion technologies to develop new reserves of oil and natural gas. The company's operations are focused on exploratory and developmental drilling and producing property acquisitions in major onshore producing areas of the United States.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the fiscal year ended June 30, 1997.

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